Exhibit 10.8

2011 Amendments

SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE AS OF

January 1, 2011

SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

i

	2.18	Grandfathered Amounts	7

	2.19	Key Employee	7

	2.20	Key Employee Delay	7

	2.21	Newly Eligible Employee	7

	2.22	Normal Retirement Date	8

	2.23	Participant	8

	2.24	Plan	8

	2.25	Plan Year	8

	2.26	PPA Benefit	8

	2.27	Retirement Plan	8

	2.28	Separation from Service or Separates from Service	8

	2.29	SERP	8

	2.30	Subsequent Deferral Election	8

	2.31	Tier 1 Participant	8

	2.32	Traditional Benefit	9

	2.33	Vested Date	9

ARTICLE 3	ELIGIBILITY AND PARTICIPATION		9

	3.1	Committee Designation Prior to 2011	9

	3.2	Eligibility and Participation After 2010	9

	3.3	Committee Revocation	9

ARTICLE 4	AMOUNT AND DISTRIBUTION OF EXCESS BENEFIT		10

	4.1	Amount of Excess Benefit	10

	4.2	Reductions	10

	4.3	Distributions	11

		(a) Separation from Service	11

		(b) Disability	11

	4.4	Key Employee Delay	11

	4.5	Distributions Upon Death	12

		(a) Payment of Death Benefit	12

		(b) Calculation of Pre-Retirement Death Benefit	12

		(1) Excess Plan Participant Before 2008 Receiving Traditional Benefit	12

		(2) Excess Plan Participant Before 2008 Receiving PPA Benefit	13

		(3) Excess Plan Participant After 2007 Receiving Traditional Benefit	13

		(4) Excess Plan Participant After 2007 Receiving PPA Benefit	14

		(5) Tier 1 Participants	14

	4.6	Form of Payment Election	14

		(a) Special One-Time Elections	14

		(b) Initial Distribution Election for Newly Eligible Employee	15

	4.7	Subsequent Deferral Election	15

	4.8	Permitted Form of Payment Options	16

	4.9	Effect of Early Taxation	17

	4.10	Separation Before Vested Date	17

ARTICLE 5	FORFEITURE		17

ARTICLE 6	SOURCE OF BENEFIT PAYMENTS		17

ARTICLE 7	NOT A CONTRACT OF EMPLOYMENT		18

ARTICLE 8	NO ALIENATION OR ASSIGNMENT		18

ARTICLE 9	ERISA		18

ARTICLE 10	AMENDMENT AND TERMINATION		18

	10.1	Amendment or Termination	18

	10.2	Effect of Amendment or Termination	19

ARTICLE 11	ADMINISTRATION		19

	11.1	General Administration	19

	11.2	Claims for Benefits	20

	11.3	Indemnification	20

ARTICLE 12	MISCELLANEOUS		20

	12.1	Applicable Law	20

	12.2	Incapacity of Recipient	20

	12.3	Taxes	21

	12.4	Binding Effect	21

	12.5	Unclaimed Benefits	21

	12.6	Severability	21

	12.7	Construction	21

	12.8	Regulatory Requirements	22

APPENDIX A	Tier 1 Participants	A-1

APPENDIX B	Grandfathered Amounts	B-1

APPENDIX C	Salary Shares Included as Base Salary	C-1

SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

AMENDED AND RESTATED

AS OF January 1, 2010

ARTICLE 1

Establishment and Purpose

SunTrust Banks, Inc. (the “Corporation”) hereby amends and restates the SunTrust Banks, Inc. ERISA Excess Retirement Plan (the “Plan”), effective as of January 1, 2010. This Plan was originally effective as of August 13, 1996. The purpose of this Plan is to restore to certain executives of the Corporation and its Affiliates those retirement benefits that cannot be paid from the SunTrust Banks, Inc. Retirement Plan (“Retirement Plan”) as a result of the limitations imposed by sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (“Code”).

The Plan is amended and restated in this document, effective as of January 1, 2010. It is intended to comply with Code section 409A and official guidance issued thereunder (except with respect to amounts covered by Appendix B). Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with this intention.

ARTICLE 2

Definitions

All capitalized terms used in this Plan and not defined in this document (including an Appendix) shall have the same meaning as in the Corporation’s Retirement Plan, as amended from time to time. The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan:

2.1	Actuarial Equivalent or Actuarially Equivalent means a form of benefit payment having an equivalent value computed in accordance with the actuarial assumptions then in effect under the Retirement Plan for determining the value of such form of payment.

2.2	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code section 414(b) which includes the Corporation or a controlled group of trades or businesses (within the meaning of Code section 414(c)) which includes the Corporation.

2.3	Annual Compensation Limit means the maximum Compensation that may be used for a Plan Year under the Plan to compute a Participant’s Excess Benefit. For Plan Years prior to 2006, the Annual Compensation Limit shall be $300,000. Effective for Plan Years beginning on and after January 1, 2006, for any Participant who retires or terminates employment with the Corporation and its Affiliates after December 31, 2005, unless otherwise excepted by the Committee for a Tier 1 Participant, the Annual Compensation Limit shall be two (2) times the annual compensation limit for qualified plans under Code section 401(a)(17), as adjusted annually for increases in the cost-of-living.

2.4	Annuity Option means one of the Actuarially Equivalent annuity forms set forth in Section 4.8(b).

2.5	Beneficiary means one or more persons or entities entitled to receive any benefits payable under this Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new Beneficiary Designation Form or a written revocation with the Committee. If the Committee is not in receipt of a properly completed Beneficiary Designation Form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

2.6	Beneficiary Designation Form means the form that a Participant uses to name his Beneficiary or Beneficiaries for purposes of this Plan.

2.7	Cause means for purposes of this Plan and as determined by the Committee, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with the Corporation or an Affiliate:

(a)      the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from the Corporation to Participant and a thirty (30) day period in which to cure such failure;

(b)      the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)      the Participant’s material violation of the Code of Business Conduct and Ethics of the Corporation or the Code of Conduct of an Affiliate;

(d)      the Participant’s engagement in an act that materially damages or materially prejudices the Corporation or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of the Corporation or an Affiliate; or

(e)      the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of the Corporation, any Affiliate and their regulatory agencies, if such failure continues after written notice from the Corporation to the Participant and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Participant may no longer serve as an officer of the Corporation or an Affiliate.

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with the Corporation (the “Change in Control Agreement”) at the time of his termination of employment with the Corporation or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

2.8	Code means the Internal Revenue Code of 1986, as amended.

2.9	Committee means the Compensation Committee of the Board of Directors of the Corporation.

2.10	Corporation means SunTrust Banks, Inc. or any successor thereto.

2.11	Deferred Compensation Plan means the SunTrust Banks, Inc. Deferred Compensation Plan, as in effect from time to time, or its successor plan.

2.12	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under the Corporation’s Long-Term Disability Plan.

2.13	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.14	Excess Benefit means as of any date the benefit calculated under this Plan as the excess of the amount the Participant would have received under the Retirement Plan, from the date of his participation in this Plan, had no federal tax code restrictions applied to the calculation of his Retirement Plan benefit, but applying the Annual Compensation Limit and subtracting the actual benefit the Participant is eligible to receive from the Retirement Plan. The Excess Benefit is determined in accordance with the following rules for different categories of Participants.

(a)      Excess Plan Participant Before 2008 Receiving Traditional Benefit. A Participant in this Plan with an accrued Excess Benefit at December 31, 2007, who accrues a benefit under the Retirement Plan after 2007 under the Traditional Benefit formula has an Excess Benefit in this Plan equal to the sum of:

(1)	his Frozen Excess Benefit, plus

(2)	his Excess Plan Traditional Benefit.

The Excess Plan Traditional Benefit is calculated using actual service and base salary (or benefits base), if applicable, each as recognized under the terms of the Retirement Plan.

(b)      Excess Plan Participant Before 2008 Receiving PPA Benefit. A Participant in this Plan with an accrued Excess Benefit at December 31, 2007, who accrues a benefit under the Retirement Plan after 2007 under the PPA Benefit formula has an Excess Benefit in this Plan equal to the sum of:

(1)	his Frozen Excess Benefit, plus
(2)	his Excess Plan PPA Benefit beginning January 1, 2008.

Notwithstanding anything in the Retirement Plan to the contrary, for purposes of this Section 2.14(b), a Participant who is named on Appendix C and who would otherwise have PPA Compensation in the 2010 or 2011 Plan Year, as applicable, that is less than the Annual Compensation Limit shall include the dollar amount set forth by the Participant’s name for the applicable Plan Year in Appendix C as PPA Compensation for 2010 or 2011, up to the Annual Compensation Limit for that Plan Year. Such dollar amount represents the value of “salary shares” that the Committee has denominated as part of each such Participant’s 2010 or 2011 base salary, respectively, to be used in calculating benefits under this Plan.

(c)      Excess Plan Participant After 2007 Receiving Traditional Benefit. A Participant who enters this Plan after 2007 and who accrues a benefit under the Retirement Plan after 2007 under the Traditional Benefit formula has an Excess Benefit based on the Traditional Benefit formula beginning on the date of the Participant’s commencement of participation in this Plan. The Excess Benefit and the offset Retirement Plan benefit will be calculated using the Participant’s actual service earned beginning on the date of participation in this Plan and base salary (or benefits base, if applicable) earned both before and after the date of participation in this Plan.

(d)      Excess Plan Participant After 2007 Receiving PPA Benefit. A Participant who enters this Plan after 2007 and who accrues a benefit under the Retirement Plan after 2007 under the PPA Benefit formula has an Excess Plan PPA Benefit based on pay credits earned beginning on the date of the Participant’s commencement of participation in this Plan and total years of vesting service with the Corporation and its Affiliates earned before, during and after participation in this Plan. The PPA Benefit offset which is used to calculate the Excess Plan PPA Benefit is also calculated using pay credits earned beginning on the date of participation in this Plan and total years of vesting service. Notwithstanding anything in the Retirement Plan to the contrary, for purposes of this Section 2.14(d), a Participant who is named on Appendix C and who would otherwise have PPA Compensation in the 2010 or 2011 Plan Year, as applicable that is less than the Annual Compensation Limit shall include the dollar amount set forth by the Participant’s name for the applicable year in Appendix C as PPA Compensation for 2010 or 2011 up to the Annual Compensation Limit for that Plan Year. Such dollar amount represents the value of “salary shares” that the Committee has denominated as part of each such Participant’s 2010 or 2011 base salary, respectively, to be used in calculating benefits under this Plan.

(e)       Tier 1 Participant Receiving Excess Plan Traditional Benefit. A Tier 1 Participant who began participating in this Plan before 2008 and who accrues benefits under the Traditional Benefit formula under the Retirement Plan after 2007 has an Excess Benefit in this Plan based on the sum of the following:

(1)	his Frozen Excess Benefit, plus

(2)	his Excess Plan Traditional Benefit (adjusted, if applicable, for future pay increases).

The Excess Plan Traditional Benefit is calculated using actual service and base salary (or benefits base), if applicable. The Annual Compensation Limit does not apply to Tier 1 Participants.

2.15	Excess Plan PPA Benefit means the Excess Benefit calculated under this Plan for periods of participation after the later of: (a) the date a Participant becomes eligible to participate in this Plan; or (b) December 31, 2007, for a Participant whose Retirement Plan benefit accruing after such date is based on the PPA Benefit formula.

2.16	Excess Plan Traditional Benefit means the Excess Benefit calculated under this Plan for periods of participation after the later of: (a) the date a Participant becomes eligible to participate in this Plan; or (b) December 31, 2007, for a Participant whose Retirement Plan benefit accruing after such date is based on the Traditional Benefit formula.

2.17	Frozen Excess Benefit means the Participant’s accrued benefit under this Plan as of December 31, 2007, based on the applicable formula under the Retirement Plan as of that date, and which, if the formula so provides, will be increased by future pay increases after 2007.

2.18	Grandfathered Amounts mean Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and pursuant to the terms of the Plan in effect on October 3, 2004. Grandfathered Amounts are exempt from Code section 409A and subject to the distribution rules in effect under the Plan on October 3, 2004 and summarized in Appendix B.

2.19	Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of the Corporation or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

2.20	Key Employee Delay means the period of delay in distribution set forth in Section 4.4.

2.21	Newly Eligible Employee means an executive employed by the Corporation or an Affiliate who first meets the criteria for participation in the Plan on or after January 1, 2010, provided that an executive who has worked for the Corporation or an Affiliate prior to such date will only qualify as a “Newly Eligible Employee” if he meets the requirements of Treas. Reg. § 1.409A-2(a)(7)(ii) or any successor thereto.

2.22	Normal Retirement Date means for each Participant, his “normal retirement date” under the Retirement Plan, which is the later of five (5) Years of Vesting Service or attainment of age sixty-five (65).

2.23	Participant means each executive of the Corporation or an Affiliate described in Article 3.

2.24	Plan means this SunTrust Banks, Inc. ERISA Excess Retirement Plan, as amended from time to time.

2.25	Plan Year means the calendar year.

2.26	PPA Benefit means the benefit under the Retirement Plan effective January 1, 2008 that is based on a cash balance formula providing pay credits and interest credits to a Personal Pension Account.

2.27	Retirement Plan means either the SunTrust Banks, Inc. Retirement Plan or the SunTrust Banks, Inc. Retirement Plan for Inactive Participants, in which the Participant has an accrued benefit, as such plan is amended and restated from time to time, and any successor plan.

2.28	Separation from Service or Separates from Service means a “separation from service” within the meaning of Code section 409A.

2.29	SERP means the SunTrust Banks, Inc. Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2009, and as subsequently amended, or its successor.

2.30	Subsequent Deferral Election means an election to change the form of payment of a Participant’s benefit under the Plan pursuant to Section 4.7.

2.31	Tier 1 Participant means each Participant listed on Appendix A.

2.32	Traditional Benefit means the traditional defined benefit calculated under the Retirement Plan effective January 1, 2008, that is based on the 1% times base pay formula.

2.33	Vested Date means the date a Participant becomes vested in his benefit under the Retirement Plan.

ARTICLE 3

Eligibility and Participation

3.1	Committee Designation Prior to 2011. Prior to 2011, each executive of the Corporation or an Affiliate who is designated by the Committee as eligible for Excess Benefits under this Plan will become a Participant in this Plan and will remain a Participant until all such benefits are paid to or on behalf of such Participant in accordance with Article 4 or forfeited in accordance with Article 5.

3.2

Eligibility and Participation After 2010. Each executive of the Corporation or an Affiliate who is in Grade 54 or higher shall be eligible to participate and accrue benefits in the Plan on the latest to occur of: (a) January 1, 2011, (b) the first day of the month following the executive’s completion of one Year of Vesting Service, (c) if the executive attains Grade 54 or higher on or prior to May 31, 2011, the first day of the month following the executive’s attainment of Grade 54 or higher or (d) if the executive attains Grade 54 or higher after May 31, 2011, the January 1st following the calendar year in which the executive attains Grade 54 or higher.

3.3	Committee Revocation. The Committee in its absolute discretion may revoke an executive’s right to participate in the Plan at any time but no such revocation shall be applied retroactively to deprive an individual of benefits accrued under this Plan to the date of such revocation.

ARTICLE 4

Amount and Distribution

of Excess Benefit

The distribution provisions of this Article 4 shall apply only to amounts subject to Code section 409A. Distribution rules applicable to the Grandfathered Amounts are summarized in Appendix B.

4.1	Amount of Excess Benefit. If a Participant terminates employment with the Corporation and all Affiliates on or after such Participant’s Vested Date, such Participant’s Excess Benefit shall be determined as a lump sum amount as follows: (a) the Excess Plan PPA Benefit, if any, will be determined as of the date he or she terminates employment, and (b) the Excess Plan Traditional Benefit, if any, will be determined as a lump sum that is the Actuarially Equivalent of the single life annuity payable as of the later of the date he or she terminates employment or attains age fifty-five (55) (taking into account the reductions under Section 4.2 if the Participant terminates before his or her Normal Retirement Date). If any portion of the Excess Benefit is payable after the date of a Participant’s Separation from Service pursuant to Section 4.3(a) (including as a result of the Key Employee Delay), interest shall accrue from the date of determination on such portion in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until such amount is paid or commences under this Article 4.

4.2	Reductions. The Excess Plan Traditional Benefit portion of the Excess Benefit, if any, payable to a Participant before his or her Normal Retirement Date will be determined as if such Participant’s benefit under the Retirement Plan was payable as of the later of the date he or she terminates employment or attains age fifty-five (55) taking into account applicable early commencement reduction factors as used under the Retirement Plan.

4.3	Distributions. Subject to Section 4.4 and absent any effective elections under Section 4.6 or 4.7, the Actuarially Equivalent present value of a Participant’s vested Excess Benefit shall be distributed, as set forth below, in a lump sum payment upon the earlier of: (i) the date a Participant becomes Disabled; or (ii) the date a Participant Separates from Service.

(a)      Separation from Service. In the event the Participant’s Separation from Service occurs first:

(1)	Except as provided in Section 4.3(a)(3), if such Separation from Service occurs prior to the Participant’s attainment of age fifty-five (55), payment shall be made in the second month after the date the Participant attains age fifty-five (55); or

(2)	Except as provided in Section 4.3(a)(3), if such Separation from Service occurs on or after the Participant’s attainment of age fifty-five (55), payment shall be made in the second month after the Participant Separates from Service; and

(3)	If the Participant first becomes eligible to participate in the Plan on or after January 1, 2011, payment shall be made in the second month after the Participant Separates from Service.

(b)      Disability. In the event a Participant’s Disability occurs first, payment shall be made in the month after the date the Participant attains age sixty-five (65).

4.4	Key Employee Delay. Notwithstanding anything herein to the contrary, in the event that a Participant is a Key Employee as of the date of his or her Separation from Service, any distributions to such Participant upon his or her Separation from Service shall not commence earlier than six (6) months following the date of such Separation from Service (or, if earlier, the date of the Participant’s death) (the “Key Employee Delay”). Amounts payable to the Participant during such period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service (or, if earlier, in the month after the Participant’s death).

4.5	Distributions Upon Death.

(a)      Payment of Death Benefit. Notwithstanding any provision in the Plan to the contrary, in the event of the death of the Participant after his or her Vested Date and before any benefit payments under the Plan have been made to the Participant, the amount of the pre-retirement death benefit determined below in Section 4.5(b) will be distributed to the Participant’s Beneficiary in a lump sum in the month after the date of the Participant’s death (provided that any payments that would occur before such month shall be paid as scheduled). In the event of the death of the Participant after any benefit payments have been made in a form elected by the Participant under Sections 4.6 or 4.7, death benefits under the Plan will be payable to the Participant’s Beneficiary only to the extent provided under the form of distribution elected by the Participant.

(b)      Calculation of Pre-Retirement Death Benefit. Effective January 1, 2008, for all Participants who are vested and die before receiving any benefit payments under this Plan, the survivor benefit payable under this Plan based on the Excess Benefit other than Grandfathered Amounts shall be determined as follows:

(1)

Excess Plan Participant Before 2008 Receiving Traditional Benefit. The pre-retirement death benefit a the Participant described in Section 2.14(a) is a lump sum equal to the Actuarial Equivalent of the monthly Excess Benefit which would have been payable to the Participant’s Beneficiary under a 50% joint and survivor annuity (a 100% joint and survivor annuity if the Participant began participating in this Plan before August 13, 1996 or if the Participant is an active employee of the Corporation or an Affiliate on or after October 1, 2010), as if the Participant had terminated immediately prior to death; provided, however, any increase in the survivor benefit attributable to the amendment of this section changing the benefit from a 50% to a 100% joint and survivor annuity is subject to Code section 409A and shall be paid in accordance with Section 4.5(a). If the benefit is payable before the Participant would have reached age sixty-five (65), it is reduced for early commencement in the same manner as determined under the Retirement Plan for early retirement.

(2)	Excess Plan Participant Before 2008 Receiving PPA Benefit. The pre-retirement death benefit for a Participant described in Section 2.14(b) is the sum of two lump sums. The first lump sum is equal to the Actuarial Equivalent of the monthly Frozen Excess Benefit which would have been payable to the Participant’s Beneficiary under a 50% joint and survivor annuity (a 100% joint and survivor annuity if the Participant began participating in this Plan before August 13, 1996 or if the Participant is an active employee of the Corporation or an Affiliate on or after October 1, 2010), as if the Participant had terminated immediately prior to death; provided, however, any increase in the survivor benefit attributable to the amendment of this section changing the benefit from a 50% to a 100% joint and survivor annuity is subject to Code section 409A and shall be paid in accordance with Section 4.5(a). The second lump sum is 100% of the Participant’s Excess Plan PPA Benefit. If the benefit is payable before the Participant would have reached age sixty-five (65), the Frozen Excess Benefit is reduced for early commencement in the same manner as determined under the Retirement Plan for early retirement. The Excess Plan PPA Benefit is not reduced for early commencement.

(3)

Excess Plan Participant After 2007 Receiving Traditional Benefit. The pre-retirement death benefit for a Participant described in Section 2.14(c) is a lump sum equal to the Actuarial Equivalent of the monthly Excess Benefit which would have been payable to the Participant’s Beneficiary under a 50% joint and survivor annuity (a 100% joint and survivor annuity if the Participant is an active employee of the Corporation or an Affiliate on or after October 1, 2010), as if the Participant had terminated immediately prior to death; provided, however, any increase in the survivor benefit attributable to the amendment of this section changing the benefit from a 50% to a 100% joint and survivor annuity is subject to Code section 409A and shall be paid in accordance with Section 4.5(a). If the benefit is payable before the Participant would have reached age sixty-five (65), it is reduced for early commencement in the same manner as determined under the Retirement Plan for early retirement.

(4)	Excess Plan Participant After 2007 Receiving PPA Benefit. The pre-retirement death benefit for a Participant described in Section 2.14(d) is equal to 100% of the Excess Plan PPA Benefit. The Excess Plan PPA Benefit is not reduced for early commencement.

(5)	Tier 1 Participants. The pre-retirement death benefit for a Participant described in Section 2.14(e) is a lump sum equal to the Actuarial Equivalent of the monthly Excess Benefit which would have been payable to the Participant’s Beneficiary under: (i) a 100% joint and survivor annuity, if the Participant began participating in this Plan before August 13, 1996; or (ii) a 100% joint and survivor annuity for the Frozen Excess Benefit accrued through December 31, 2007 and a 50% joint and survivor annuity for any portion of the Excess Benefit accrued after 2007, if the Participant was a Crestar Rule of 60 Grandfathered Participant (as defined in the Retirement Plan), or (iii) a 50% joint and survivor annuity (a 100% joint and survivor annuity if the Participant is an active employee of the Corporation or an Affiliate on or after October 1, 2010); as if the Participant had terminated immediately prior to death; provided, however, any increase in the survivor benefit attributable to the amendment of this section changing the benefit from a 50% to a 100% joint and survivor annuity is subject to Code section 409A and shall be paid in accordance with Section 4.5(a). If the benefit is payable before the Participant would have reached age sixty-five (65), it is reduced for early commencement in the same manner as determined under the Retirement Plan for early retirement.

4.6	Form of Payment Election.

(a)      Special One-Time Election. Notwithstanding any prior elections or Plan provisions to the contrary, a Participant who was an employee of the Corporation and its

Affiliates (including on a paid leave of absence) may have made an election to receive all or a specified portion of his or her Excess Benefit in any permitted form of payment provided in Section 4.8(b). Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Committee and rules under Code section 409A. If elected, any benefit paid in a form other than a life only annuity shall be Actuarially Equivalent to the life only annuity benefit that would have been paid to such Participant.

(b)      Initial Distribution Election for Newly Eligible Employee. Effective January 1, 2011, if an individual becomes a Newly Eligible Employee, the Committee, or its delegate, has the sole discretion to determine whether such individual may file an initial distribution election for the Excess Benefit under the Plan. Under certain limited circumstances, the Newly Eligible Employee may elect (i) the time of payment and/or (ii) the form of payment (from among the forms provided in Section 4.8(b)) for the payment of the Excess Benefit in accordance with the procedures established by the Committee and set forth in the election form, provided such election is delivered to the Committee no later than thirty (30) days after the first day of the calendar year immediately following the first year such Newly Eligible Employee accrues a benefit under the Plan in accordance with Treas. Reg. § 1.409A-2(a)(7)(iii). In the event of an initial distribution election under this Section 4.6(b), such election shall apply to the entire Excess Benefit under the Plan. Notwithstanding the foregoing, this Section 4.6(b) shall not apply to a Newly Eligible Employee who (1) is receiving salary shares in the first year he accrues a benefit under the Plan, or (2) terminates from employment with the Corporation and its Affiliates prior to making an election under this section.

4.7	Subsequent Deferral Election. A Participant may make a Subsequent Deferral Election on or after January 1, 2009 in accordance with the procedures and distribution rules established by the Committee. An election under this Section 4.7 shall become irrevocable on the date the election is filed with the Committee, or its delegate, and any election to change the time or form of a distribution shall be effective only if the following conditions are satisfied:

(a)      The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)      In the case of an election to change the time or form of a distribution under Section 4.3, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)      In the case of an election to change the time or form of a distribution related to a payment at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

Any election (including changes solely among the Annuity Options) with respect to the form of payment under the Plan after the Participant’s third Subsequent Deferral Election shall be null and void and have no force or effect. Notwithstanding anything herein to the contrary, a Subsequent Deferral Election solely to change the form of payment from one Annuity Option to another Annuity Option listed in Section 4.8(b) shall not be subject to the conditions set forth in Sections 4.7(a)-(c) above. In the event any portion of the Excess Benefit is ultimately payable in a lump sum after the Participant made one or more Subsequent Deferral Elections under this Section 4.7, interest shall accrue on such portion during the period commencing on the Participant’s Separation from Service and ending on the date of payment at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until such amount is paid or commences under this Article 4.

4.8	Permitted Form of Payment Options. Subject to the requirements of Sections 4.4, 4.6 and 4.7, the Participant may elect the manner in which his or her vested Excess Benefit shall be paid from between the following options:

(a)      Lump sum; or

(b)      One of the following Annuity Options the payments under which shall be determined as the Actuarial Equivalent of the single life annuity:

(1)	Single life annuity;

(2)	50% joint and survivor annuity;
(3)	75% joint and survivor annuity;
(4)	100% joint and survivor annuity;
(5)	10-Year Certain and Life; or
(6)	20-Year Certain and Life.

4.9	Effect of Early Taxation. If the Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

4.10	Separation Before Vested Date. Notwithstanding anything herein to the contrary, no benefit will be payable to or on behalf of a Participant who terminates employment with the Corporation and all Affiliates before his Vested Date.

ARTICLE 5

Forfeiture

The Committee, in its sole discretion, may make any payments under this Plan subject to forfeiture on such terms and conditions as the Committee deems appropriate under the circumstances to protect the interests of the Corporation. Further, if the Participant is terminated from employment with the Corporation or one of its Affiliates for Cause, the Committee in its discretion may forfeit entirely any benefits payable under this Plan. Forfeiture under this Article 5 shall be in addition to any other remedies which may be available to the Corporation or an Affiliate at law or in equity.

ARTICLE 6

Source of Benefit Payments

All benefits payable under the terms of this Plan shall be paid by the Corporation from its general assets. No person shall have any right or interest or claim whatsoever to the payment of a benefit under this Plan from any person whomsoever other than the Corporation, and no Participant or Beneficiary shall have any right or interest whatsoever to the payment of a benefit under this Plan which is superior in any manner to the right of any other general and unsecured creditor of the Corporation.

ARTICLE 7

Not a Contract of Employment

Participation in this Plan does not grant to any individual the right to remain an employee of the Corporation or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

ARTICLE 8

No Alienation or Assignment

A Participant, a spouse or a Beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and the Corporation shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or Beneficiary who attempts to do so.

ARTICLE 9

ERISA

The Corporation intends that this Plan come within the various exceptions and exemptions to ERISA for a plan maintained for a “select group of management or highly compensated employees” as described in ERISA sections 201(2), 301(a) (3), and 401(a) (1), and any ambiguities in this Plan shall be construed to affect that intent.

ARTICLE 10

Amendment and Termination

10.1

Amendment or Termination. The Corporation reserves the right to amend or terminate the Plan when, in the sole discretion of the Corporation, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Committee. The Plan may also be amended pursuant to a written instrument executed by the Corporation’s senior most human resources officer to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Plan included in the income of Participants or beneficiaries for federal income tax purposes prior to distribution.

Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” under Code section 409A to the Grandfathered Amounts.

10.2	Effect of Amendment or Termination. No amendment or termination of the Plan shall be applied retroactively to deprive a Participant of benefits accrued under this Plan to the date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Article 4, unless the Corporation determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

ARTICLE 11

Administration

11.1

General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Corporation with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Corporation, such administrative or other duties as it sees fit. The Committee also shall have the power to delegate the exercise of all or any part of such powers to such other person or persons as the Committee deems appropriate under the circumstances.

11.2	Claims for Benefits. The Committee shall adopt claims procedures in compliance with 29 C.F.R. § 2560.503-1, which shall be furnished automatically in a separate document to the Participant, without charge, following a Participant’s request to the Committee, or its delegate.

11.3	Indemnification. The Corporation and its Affiliates (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless the Committee, each individual member of the Committee and any employee authorized to act on behalf of the Committee, the Corporation or any Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

ARTICLE 12

Miscellaneous

12.1	Applicable Law. This Plan will be construed in accordance with the laws of the State of Georgia (without regard to its choice-of-law rules) except to the extent superseded by federal law.

12.2

Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and the Plan with respect to the payment.

12.3	Taxes. The Corporation or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. The Corporation or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. The Corporation or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

12.4	Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of the Corporation and any successor shall be deemed substituted for the Corporation under this Plan and shall assume the rights, obligations and liabilities of the Corporation hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of the Corporation.

12.5	Unclaimed Benefits. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her designated Beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

12.6	Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

12.7	Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

12.8	Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on the Corporation and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on the Corporation and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, the Corporation may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by the Corporation in its sole discretion to be required under federal laws or regulations applicable to the Corporation and its Affiliates. In such event, neither the Corporation nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant’s benefits under this Plan will comply with Treas. Reg. § 1.409A-2(b)(7).

Executed this                      day of May, 2011.

Attest:	SUNTRUST BANKS, INC.

By:	By:
Donna D. Lange

Title:	Title:

APPENDIX A

TO THE SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

Tier 1 Participants

The following list of Participants each shall be a Tier 1 Participant:

•	James M. Wells III

A-1

APPENDIX B

TO THE SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

Grandfathered Amounts

Distribution of Grandfathered Amounts shall be made in accordance with the Plan terms as in effect on October 3, 2004 (the “Grandfathered Terms”) and as summarized in this Appendix B. Capitalized terms used in this Appendix B, but not defined herein, will have the same meaning as defined by the Plan in effect on October 3, 2004.

B.1	Timing and Amount.

(a)	Normal or Delayed Retirement Benefit. If a Participant terminates employment with the Corporation and all Affiliates on or after such Participant’s Normal Retirement Date, the entire vested benefit, if any, to which such Participant is entitled under this Plan automatically, will be paid to such Participant in the form described in Section B.2 beginning as soon as practicable following the date such Participant terminates employment with the Corporation and all Affiliates.

(b)	Early Retirement Benefit.

(1)	General. If a Participant terminates employment with the Corporation and all Affiliates on or after such Participant’s Vested Date but before his or her Normal Retirement Date, such Participant’s entire vested Excess Benefit, if any, will be determined (taking into account the reductions under Section B.1(b)(2)) as of the date he or she terminates employment. The benefit automatically will be paid to the Participant beginning as of the first day of the month coinciding with or next following the date he or she terminates employment; however,

(i)	if a Participant terminates employment after his or her Vested Date but before his or her earliest “early retirement date” under the Retirement Plan, payment automatically will be made at his or her earliest “early retirement date” under the Retirement Plan, and

(ii)	if a Participant is eligible for a “disability retirement benefit” (as described in the Retirement Plan), payment of his or her vested Excess Benefit automatically will be paid or begin to be paid at the same time as his or her disability retirement benefit under the Retirement Plan.

(2)	Reductions. The Excess Benefit, if any, payable to a Participant before his or her Normal Retirement Date will be determined as if such Participant’s benefit under the Retirement Plan was payable on the date as of which his or her Excess Benefit is paid under Section B.1(b)(1) taking into account applicable early commencement reduction factors under the Retirement Plan.

(c)	Termination Before Vested Date. No benefit will be payable to or on behalf of a Participant who terminates employment with the Corporation and all Affiliates before his or her Vested Date.

B.2	Form of Benefit.

(a)	Normal Form. Except as provided in Section B.2(b), a Participant’s vested Excess Benefit will be paid in a lump sum benefit which is Actuarially Equivalent to the benefit that would have been paid to such Participant in the form of a life only annuity.

(b)	Other Benefit Forms. A Participant may make a written election to have his or her entire vested Excess Benefit paid in any form of benefit available under the Retirement Plan and such Excess Benefit shall be paid in the form specified in the Participant’s most recent election; provided, however, that such an election shall not be effective unless made at least one year before his or her Excess Benefit is paid under this Plan. If an election is not effective, the Excess Benefit shall be paid in a lump sum. Any benefit paid in a form other than a life only annuity shall be Actuarially Equivalent to the benefit that would have been paid to such Participant in the form of a life only annuity.

B.3	Survivor Benefit.

(a)	General. If a Participant dies before he or she terminates employment with the Corporation and all Affiliates and, as a result of his or her death, a survivor benefit is payable on behalf of such Participant under the Retirement Plan, then a survivor income benefit automatically will be payable on such deceased Participant’s behalf under this Plan to the person who is the Participant’s designated beneficiary as specified, or, in the absence of such written designation or in its ineffectiveness, then to his or her estate.

(b)	Annuity Basis.

(1)	Exhibit A. For all Participants listed on Exhibit A under the Grandfathered Terms, the survivor benefit payable under this Plan shall be equivalent to the excess of A over B below, where

A =	the monthly survivor benefit that would be payable to such spouse or would form the basis for the benefit payable to such beneficiary under the Retirement Plan if the benefit under the Retirement Plan was not limited by Code section 401(a)(17) or section 415 and the Participant had selected a 100% joint and survivor annuity which is Actuarially Equivalent to the life only annuity, and

B =	the monthly survivor benefit that actually would be payable to the spouse or would form the basis for the benefit payable to such beneficiary under the Retirement Plan if the benefit had been paid in a 100% joint and survivor annuity taking into account the limitations under Code section 401(a)(17) and section 415.

(2)	Other Participants. For all other Participants, the survivor benefit payable under this Plan shall be equivalent to the excess of A over B below, where

A =	the monthly survivor benefit that would be payable to such spouse or would form the basis for the benefit payable to such beneficiary under the Retirement Plan if the benefit under the Retirement Plan was not limited by Code section 401(a)(17) or section 415 and

B =	the monthly survivor benefit that actually would be payable to such spouse or would form the basis for the benefit payable to such beneficiary under the Retirement Plan taking into account the limitations under Code section 401(a)(17) and section 415.

(3)	Reductions and Assumptions. If the survivor benefit is paid before the date the Participant would have reached his or her Normal Retirement Date, the benefit described in this Section B.3(b) above will be reduced using the factors then in effect to reduce early retirement benefits under the Retirement Plan. Further, any survivor benefit payable under this Section B.3 shall be reduced by the Actuarial Equivalent value of any survivor benefits payable to a Participant under a Special Survivor Benefit under the SERP. Finally, a survivor benefit payable to a non-spouse beneficiary will be calculated based on the assumption that the beneficiary is the same age as the Participant was at his or her death.

(c)	Form of Benefit. The survivor benefit will be paid in a lump sum that is Actuarially Equivalent to the monthly benefit determined under Section B.3(b).

(d)	Timing. The survivor benefit will be paid as soon as practicable after the Participant’s death.

(e)	No Post-Retirement Survivor Benefits. No survivor benefit will be paid on behalf of a Participant who dies after he or she begins receiving benefits under this Plan except to the extent such survivor benefit is payable under the form of benefit being paid to the Participant at his or her death.

B.4	Administration, Amendment and Termination.

The Committee shall have all powers necessary to administer this Plan, to amend this Plan from time to time in any respect whatsoever and to terminate this Plan at any time; provided, however, that any such amendment or termination shall not be applied retroactively to deprive a Participant of benefits accrued under this Plan to the date of such amendment or termination. The Committee also shall have the power to delegate the exercise of all or any part of such powers to such other person or persons as the Committee deems appropriate under the circumstances. This Plan shall be binding on any successor in interest to the Corporation.

APPENDIX C

TO THE SUNTRUST BANKS, INC.

ERISA EXCESS RETIREMENT PLAN

Sections 2.14(b) and (d), Salary Shares Included as Base Salary

For purposes of calculating the Excess Benefit under Section 2.14(b) or Section 2.14(d), each Participant named in the table below who received “salary shares” in 2010 or 2011 as part of his base salary shall have the dollar amount set forth by his name included as part of his PPA Compensation. Such dollar value shall be prorated, restricted or limited to the extent required by the terms of the Plan in calculating the Excess Benefit. Except as provided below, the Plan shall not recognize any additional amount of, or value for, “salary shares.”

Name	Value of Salary Shares to be Included as Part of 2010 Base Salary	Value of Salary Shares to be Included as Part of 2011 Base Salary
Mark A. Chancy	$504,000	$140,000
David F. Dierker	340,200	$94,950
Timothy E. Sullivan	438,442	$121,790
Thomas E. Freeman	427,500	$118,750
Raymond D. Fortin	340,200	$94,950

C-1